Exhibit 10.4

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 21st day of December, 2016 (the “Agreement Date”), by and between Great Lakes Dredge & Dock Corporation (the “Corporation”), with and on behalf of its wholly-owned subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD LLC”) (together, the “Company”), and Kathleen M. LaVoy (“Executive”).

RECITALS

WHEREAS, Executive is currently employed by the Company;

WHEREAS, Executive and the Company have previously agreed to and operated under the terms of an employment agreement dated July 20, 2012, which was subsequently amended and restated on May 8, 2014 (the “Original Agreement”); and

WHEREAS, in consideration of the continued service of Executive as the Interim Chief Legal Officer for an as-yet-to-be-determined period, Executive and the Company agree to amend and restate the Original Agreement in its entirety by setting forth the terms and conditions of their agreements and understandings in this Agreement, which shall replace and supersede all terms and conditions contained within the Original Agreement as of the Agreement Date.

NOW, THEREFORE, in consideration of the foregoing promises and the respective agreements of Executive and the Company set forth below, Executive and the Company, intending to be legally bound, agree as follows:

Article I
EMPLOYMENT SERVICES

1.1Term of Employment

.  Executive’s employment under this Agreement shall commence on the Agreement Date (“Start Date”) and continue for a period of 18 months, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”).  The Employment Term shall be extended automatically for successive one-year periods unless, at least 60 days prior to expiration of the Employment Term, either party gives written notice to the other party that they do not wish to renew the Agreement (such one year extension(s) and the Initial Employment Term to be, collectively, the “Employment Term”).  The last day of employment for which Executive is compensated as an active employee of the Company shall be referred to as the “Termination Date.”

1.2Position and Duties

.  During the Employment Term, Executive shall hold the position of Vice President and General Counsel - Dredging Division, and shall report to the Company’s Chief Legal Officer or President of the Dredging Division, in the sole discretion of the Company.  Executive shall perform such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Company’s Chief Legal Officer or President of the Dredging Division from time to time.  Executive shall devote Executive’s full business time, attention, skill, and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal and businesslike manner so as to advance the best interests of the Company.  Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.  Executive’s office will be at the principal executive offices of the Company in Oak Brook, Illinois, and Executive will be expected to conduct Executive’s activities from such office other than when traveling on behalf of the Company.  Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement.  Executive shall not become involved in the management of any corporation, partnership or other entity, including serving on the board of directors of any publicly traded company, without the written consent of the Corporation’s Board of Directors (the “Board”).

1.3Service on Board

.  The Company may require Executive to serve without additional compensation as a member of the board or as an officer or director of any of the Corporation’s subsidiaries.  Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

Article II
COMPENSATION

2.1Base Salary

.  The Company shall pay Executive an annual base salary of $240,000 (“Base Salary”), payable in accordance with the general payroll practices of the Company.  The Board will review Executive’s performance and Base Salary annually and may, in its sole discretion, increase Executive’s Base Salary, or decrease it by up to 10 percent if there is a salary reduction affecting substantially all executive or managerial employees of the Company.

2.2Incentive Compensation

.  Executive will be eligible to participate in certain annual performance bonus plans and long-term incentive plans established and maintained by the Company for its senior executive officers, including, but not limited to, the Annual Bonus Plan or such similar or successor plans as the Company may establish.  The target annual incentive compensation Executive may earn each year is equal to 30% of Executive’s Base Salary, unless such amount is adjusted by the Compensation Committee of the Board in its sole discretion, and shall be paid in cash.  Such bonus will be paid in accordance with the Company’s standard practice, but in any event no later than 2.5 months after the end of the calendar year in which Executive earns such bonus.

2.3Equity Compensation

.  Executive will be eligible to participate in certain equity-based compensation plans established or maintained by the Company for its senior executive officers, including but not limited to the Company’s 2007 Long-Term Incentive Plan and any successor thereto. The target annual equity compensation Executive may earn each year is equal to 35% of Executive’s Base Salary, unless such amount is adjusted by the Compensation Committee of the Board in its sole discretion.

2.4Employee Benefit Plans

.  Executive will be eligible to participate in any certain employee benefit plans offered by the Company to its other senior executive officers, including, without limitation, the Company’s Supplemental Savings Plan (or any successor thereto),  medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to unilaterally modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as the Company takes such action generally with respect to other similarly situated officers of the dredging division.

2.5Vacation

.  Executive shall be subject to the Company’s vacation policy as in effect from time-to-time and will be entitled to no less than twenty (20) days of paid vacation per calendar year.  The Company may, at its discretion, increase (but not decrease) Employee’s vacation entitlement.

2.6Business Expenses

.  The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

Article III
TERMINATION OF EMPLOYMENT

3.1Voluntary Resignation

. Executive may terminate Executive’s employment for any reason by giving the Company 30 days’ prior written notice of a voluntary resignation (“Resignation Date”).  Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date. Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date.

3.2Termination by Company with Cause

.  The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future Termination Date.  In the event of a termination for Cause, the Company shall pay Executive his/her Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date.  Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Termination Date.

For purposes of this Agreement, “Cause,” as determined by the Company, means: (a) Executive materially breaches Executive’s obligations under this Agreement or an established policy of the Company; (b) Executive commits an act constituting a felony or engages in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) Executive fails, refuses or is unable to perform, or habitually neglects, Executive’s duties and responsibilities hereunder, and continues such failure, refusal, inability or neglect after having been given written notice by the Company that specifies what duties Executive failed to perform and an opportunity to cure of 15 days; (d) Executive commits an act of material dishonesty, misconduct or fraud in connection with Executive’s job duties, engages in action or inaction causing the Company to issue a restatement of its earnings, or otherwise violates a fiduciary duty to the Company; or (e) Executive fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies Executive’s failure to cooperate and an opportunity to cure of 15 days.

3.3Termination by Company without Cause

. The Company may, at its sole discretion, terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future Termination Date.  Executive’s voluntary resignation of employment due to a material diminution of Executive’s authority, duties or responsibilities shall be treated as a termination by the Company without Cause; provided that, (a) such voluntary resignation occurs within 65 days following the initial occurrence of such diminution, (b) Executive provided written notice of such diminution to the Company’s Chief Executive Officer or to the Board within 30 days of such diminution and (c) the Company failed to cure such diminution within 30 days of receipt of such written notice from Executive.

In the event of a termination without Cause, Executive shall receive from the Company his/her Base Salary under Section 2.1 and employee benefits under Section 2.4 through the termination date, and shall be eligible to receive the benefits described in Sections 3.3(a) and (b) below (collectively, “Severance Pay”), subject to the requirements set forth in Section 3.6 and Section 3.7.  The period over which the amounts in Section 3.3(a) are payable is referred to as the “Severance Period.”

(a)If Executive is terminated without Cause, the Company will provide the following compensation and benefits to Executive:

(i)A payment equal to 15 months of Executive’s then current Base Salary, less applicable withholdings.  This amount will be paid in equal installments on each regularly scheduled payroll pay date during the 15-month period that begins on the first day immediately after the Release Effective Date, as described in Section 3.6.

(ii)The pro rata portion of the annual bonus and the Supplemental Savings Plan benefits earned through the termination date.  Such amount will be paid when all other Company executives receive such payments, but in no event later than March 15 of the year following the termination date.

(iii)Continued coverage for Executive (and Executive’s spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the termination date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) pursuant to COBRA, during the Severance Period.  During the Severance Period, the Company will reduce Executive’s cash Severance Pay by Executive’s share of the cost of these benefits, which is fixed at the amount Executive had been paying for such coverage on the date immediately prior to the termination date.  After the Severance Period, Executive (and Executive’s spouse and eligible dependents, as applicable) may be eligible for continuation coverage under COBRA or other similar state statute at Executive’s sole expense.  Notwithstanding the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage pursuant to COBRA is not permitted.

(b)If Employee is terminated without Cause, Employee will receive fifteen (15) months of age and vesting credit for any unvested equity or long term incentive awards measured from the date of Employee’s termination of employment.

For avoidance of doubt, either party’s provision of written notice to the other party of intent not to renew this Agreement pursuant to Section 1.1, above, shall not be deemed a termination without Cause under this section, and in such a case, Executive shall be entitled to receive no compensation or benefits from the Company after Executive’s termination date except as otherwise provided in this paragraph, under law, or the terms of any employee benefit plans in which Executive participates. In the event the Company elects not to renew the Agreement and terminates Executive within twelve months of the end of the Employment Term, as defined in this Agreement, Executive will receive full vesting of any of Executive’s outstanding equity or long term incentive awards.

3.4Change in Control

.  If, contemporaneous with or within twelve (12) months after a Change in Control (as defined below), the Company terminates Executive’s employment other than for Cause, Executive will be eligible to receive, in lieu of those payments provided under Section 3.3:  (a) one and one-quarter (1.25) times the sum of Executive’s then-current Base Salary plus the average of Executive’s target bonuses over the three (3) year period immediately preceding Executive’s termination and (b) the pro rata portion of the annual bonus and the Supplemental Savings Plan benefits earned through the termination date, payable as described in Section 3.3(a)(ii) (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.6.  The portion of the Change in Control Payment referenced above in subsection (a) of this Section, will be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after Executive’s termination of employment (on or after the date of the Change in Control).  In addition, Executive will be eligible for the COBRA continuation benefits described in Section 3.3(a)(iii) during the twelve (12) month period following Executive’s termination under this Section 3.4, with Executive’s share of such benefits to be paid in accordance with a procedure and schedule to be provided to Executive by the Company on or before the time such payments are to be made.  Executive shall also receive full vesting credit, on the date of the applicable Change in Control, for any outstanding unvested equity or long term incentive awards (excluding performance-based equity awards, for which vesting credit may be awarded at the sole discretion of the Company’s Compensation Committee), consistent with and subject to the limitations of Section 3.6.

For purposes of this Agreement, a “Change in Control” of the Corporation will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(i)The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Corporation Voting Securities; or

(ii)Within any twelve (12) month period that includes or is after the Start Date, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)Consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the ‘‘Parent Corporation”), is represented, directly or indirectly by Corporation Voting

Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction.  Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except:  (a) passive ownership of less than two percent of the stock of the purchasing company; or (b) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (a) and (b)).

Notwithstanding anything to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5Service as Interim Chief Legal Officer. As consideration for service as the Corporation’s Interim Chief Legal Officer, Executive shall receive the following:

(a)Base Salary

.  During Executive’s service as Interim Chief Legal Officer and beginning on January 1, 2017, the Company shall pay Executive an annual base salary of $300,000 (“Base Salary”), payable in accordance with the general payroll practices of the Company.  On an annual basis, the Board will review Executive’s performance and Base Salary and may, in its sole discretion, increase Executive’s Base Salary, or decrease it by up to 10 percent if there is a salary reduction affecting substantially all executive or managerial employees of the Company.

(b)Incentive Compensation

.  Executive will be eligible to participate in certain annual performance bonus plans and long-term incentive plans established and maintained by the Company for its senior executive officers, including, but not limited to, the Key Executive Performance Bonus Program or such similar or successor plans as the Company may establish.  The target annual incentive compensation Executive may earn each year is equal to 50% of Executive’s Base Salary, unless such amount is adjusted by the Compensation Committee of the Board in its sole discretion, and shall be paid in cash.

(i)For the 2016 fiscal year, Executive’s bonus pool funding shall be determined 60% on the dredging business unit results and 40% on Corporation results.

(c)Equity Compensation. In addition to Executive’s regular long term incentive grant, which shall be calculated in accordance with Section 2.3, Executive shall be granted an additional annual grant of restricted share units (“RSUs”) of $60,000 (the “ICLO Grant”). The ICLO Grant shall vest in three equal annual portions if the Executive is continuously employed by the Company through such vesting date.

3.6Execution of Separation Agreement

.  As a condition to receiving the Severance Pay or the Change in Control Payment set forth in Section 3.3 or Section 3.4, respectively, or the benefits described in Section 3.5, Executive must execute and return to the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the Company.  Executive must deliver the executed separation agreement within 21 days after Executive receives the separation agreement from the Company (unless the agreement provides a 45-day signing window), and in no event later than 60 days following the date of Executive’s termination of employment.  Such release will become effective on the date the revocation period of the ADEA claims release expires without Executive revoking such claims (the “Release Effective Date”).  Any obligation of the Company to provide the Severance Pay shall cease: (a) upon Executive’s death; (b) if Executive materially breached or breaches Executive’s contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the release agreement; or (c) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause.

3.7Section 409A

.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement are exempt from or comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.  Further, if any amounts or benefits paid or provided to Executive pursuant to this Agreement upon a termination of Executive’s employment which are payable or to be provided to Executive prior to the date that is six (6) months following the date  of such termination of employment and which would be subject to a penalty under Section 409A if paid at such time because Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of termination, such payment or benefit will be delayed until a date which is the first regular payroll date that occurs following the six month anniversary of the date of Executive’s termination of employment, at which point any such delayed payment or benefit will be provided to Executive or paid to Executive in a lump sum.  For purpose of Section 409A, each installment of Severance Pay under Article III shall be treated as a right to a separate payment.  A termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Company in accordance with Section 409A of the Code.  Under Section 409A, a “separation from service” generally occurs when Executive and the Company reasonably anticipate that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or full period of service if the Executive has provided services for less than 36 months).

3.8Excess Parachute Payments

.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 3.8, the reduction shall be made in the following order:  (a) first reducing, if any, those payments or benefits which have a higher Parachute Value than actual present value, (b) then, to the extent necessary, reducing cash payments or benefits; and (c) then, to the extent necessary, reducing those payments or benefits having the next highest ratio of Parachute Value to actual present value of such payments or benefits as of the date of the change of control (as defined under Code Section 280G). For purposes of this Section 3.8, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 3.8, the “Parachute Value” of a payment or benefit means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under

Section 280G(b)(2) of the Code, as valued in accordance with Section 280G of the Code any interpretive guidance thereunder.

3.9Removal from any Boards and Positions

.  If Executive’s employment is terminated for any reason under this Agreement, Executive will, immediately upon Executive’s Termination Date, be deemed to have resigned from (a) if a member, the board of directors of any GLDD Entity (as defined below) or any other board to which Executive has been appointed or nominated by or on behalf of the Company, (b) any position with the Company or any GLDD Entity, including, but not limited to, as an officer of the Company or any GLDD Entity, and (c) any fiduciary positions with respect to the Company’s benefit plans.  In addition, and as a condition to receiving the Severance Pay described in Section 3.3 or the Change in Control Payment described in Section 3.4, Executive shall take any and all necessary steps to effectuate Executive’s resignation from such positions.

3.10Subsequent Discovery of Cause

.  In the event that the Company subsequently discovers facts or information that establish that Executive committed an act that would have constituted Cause, as defined under Section 3.2, then Executive shall forfeit and shall not be entitled to receive any further Severance Pay.  Upon written notice from the Company detailing such facts and information supporting its determination of Cause, Executive shall repay to the Company all amounts paid to Executive as Severance Pay.  Executive shall be entitled to dispute such finding of Cause in accordance with the provisions of Sections 6.11 and 6.12.  Any repayment under this Section 3.10 shall be in addition to any other remedies to which the Company may have under this Agreement or at law.

3.11Recoupment of Incentive Compensation

.  All incentive or equity compensation paid to Executive during the Employment Term or the Severance Period will be subject to the terms of the Company’s recoupment policy in effect from time to time.

Article IV
CONFIDENTIALITY AND RESTRICTIVE COVENANTS

4.1Confidential Information

. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “GLDD Entity”) that Executive obtained during the course of Executive’s employment by the Company is the property of the Company or such other GLDD Entity.  Executive will never directly or indirectly, disclose, publish or use any Confidential Information of which Executive has become aware, whether or not such information was developed by Executive.  All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other GLDD Entity, in connection with its businesses, including but not limited to:

(a)products or services, unannounced products or services, or product or service development information (or other proprietary product or service information);

(b)fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties, or suppliers, or received from any such person or entity;

(c)accounting or financial records;

(d)strategic business plans;

(e)information system applications or strategies;

(f)customer and vendor lists and employee lists and directories;

(g)marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

(h)accounting and business methods;

(i)legal advice and/or attorney work product;

(j)trade secrets and other proprietary information;

(k)information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

(l)nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of Executive; or (iii) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

4.2Intentionally Deleted

.

4.3Non-Solicitation

.  During the Employment Term and for the 15-month period following the Termination Date (the “Restricted Period”), Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:  (a) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation, hire or engagement or (b) otherwise interfere with the relationship between any such person and the Company.

4.4Non-Interference with Business Relationships

.  During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:  (a) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the Company that was doing business with the Company during the six month period prior to the solicitation or (b) induce, or attempt to induce, any customer, vendor or agent of the Company to reduce or cease doing business with the Company, or otherwise interfere with the relationship between such entity and the Company.

4.5Equitable Modification

.  If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6Remedies

.  Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement.  Should Executive breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach.  Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred.  Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond.  Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay or Change of Control Payments shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay or Change of Control Payment previously paid.

Article V
POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials

.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all Company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information, and all passwords and/or access codes necessary to access such property or information. Employee shall be entitled to retain Executive’s cellular telephone and cellular telephone number.

5.2Executive Assistance

.  During Executive’s employment with the Company and for a period of 6 months after the termination, for whatever reason, of such employment, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim or other dispute in which the Company is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2, provided that Executive furnishes the Company with adequate documentary evidence, consistent with Company policy, of such expenses no later than 30 days following the date on which the expense was incurred.  Within 30 days of receiving such evidence, the Company will make any such reimbursement.  Executive acknowledges and agrees that, aside from the expense reimbursement described above, Executive will not be entitled to any additional compensation for the assistance described in this Section 5.2.

Article VI
MISCELLANEOUS

6.1Notices

.  Any and all notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Employee, to the last address on file in the records of the Company.

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Financial Officer

Fax: (630) 574-3007

Email: mwmarinko@gldd.com

Telephone: (630) 574-3000

Such notice, consent, document, or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or (or to such other address as the addressed party may have substituted by notice pursuant to this Section 6.1), except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

6.2Company Stock Retention

.  Executive shall be subject to the Company’s stock retention guidelines and policies in effect from time-to-time.

6.3Withholding

.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, or any other amounts due and owing to the Company from Executive.

6.4Successors and Assigns

.  This Agreement shall not be assignable by Executive without the Company’s written consent.  The Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, and all references to “Corporation” or “Company” herein shall, as applicable, refer to the entity to which this Agreement has been assigned.

6.5No Waiver

.  No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof.  No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chief Executive Officer.  Any such waiver or consent will be effective only in the specific instance and for the purpose for which given. The Company shall not withhold, reduce, or delay any of the compensation set forth under this Agreement as a means to incentivize Executive to modify, amend or waive any terms of this Agreement.

6.6Severability; Survivability

.  If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law.  Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7Execution in Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.

6.8Governing Law; Consent to Jurisdiction; Waiver of Jury

.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles.  For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties:  (a) agree to submit to the exclusive jurisdiction of the federal or state courts located in DuPage County, Illinois; (b) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (c) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

6.9Construction

.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.  The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10Entire Agreement; Amendments

.  This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings, offer letters, or letters of intent with regard to the subject matter contained herein between the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.11Costs Relating to Disputes

6.12.  In the event that a dispute arises out of this Agreement, if Executive is the prevailing party, Executive shall be entitled to an award of reasonable attorney fees and costs.  If the Company is the prevailing party, then each party shall bear its own costs and expenses.

[SIGNATURES FOLLOW ON NEXT PAGE]

[This agreement consists of 16 pages, including the signature page.]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

Kathleen M. LaVoy /s/ Kathleen M. LaVoy	GREAT LAKES DREDGE & DOCK CORPORATION By: /s/ Jonathan W. Berger Chief Executive Officer